Beckstead and Watts, LLP

Certified Public Accountants

                                2425 W. Horizon Ridge Parkway

Henderson, NV 89052

702.257.1984 tel

702.362.0540 fax

VIA FACSIMILE AND USPS MAIL

July 29, 2005

Securities and Exchange Commission

100 F. Street

Washington, D.C. 20549-7010

Re:    CMKM Diamonds, Inc.

        Commission file no. 000-26919 and 333-53808

Ladies and Gentlemen:

Beckstead and Watts, LLP was previously engaged as principal accountant to audit the consolidated financial statements of CMKM Diamonds, Inc. (the "Registrant") as of and for the years ended 2004 and 2003 and as of and for the three months ended 2002. On July 22, 2005, we were terminated prior to completion of the audits.

We are in receipt of Form 8K - Notice of Change of Auditors dated July 28, 2005 which was filed with the US Securities and Exchange Commission without the opportunity for our firm to review and provide a response letter.

This firm disagrees with the statements in the Form 8-K filed by CMKM Diamonds, Inc. for the reasons stated in the attached letter sent to CMKM Diamonds on July 28, 2005.

Sincerely,

/s/ Beckstead and Watts, LLP

Beckstead and Watts, LLP

Attachment

cc: CMKM Diamonds, Inc.

Beckstead and Watts, LLP

Certified Public Accountants

2425 W. Horizon Ridge Parkway

Henderson, NV 89052

702.257.1984 tel

702.362.0540 fax

VIA FACSIMILE AND USPS MAIL

(Facsimile transmitted to Stoecklein Law Group as representative of the

Board of Directors of CMKM Diamonds, Inc.

Originals mailed via Certified USPS to the address below.)

July 28, 2005

Mr. Urban Casavant

CEO and Director

CMKM Diamonds,

4760 S. Pecos Road, Ste. 211

Las Vegas, NV 89121

Mr. Robert Maheu

Chair of the Audit Committee and Director

CMKM Diamonds, Inc.

4760 S. Pecos Road, Ste. 211

Las Vegas, NV 89121

Gentlemen:

You are, to our knowledge, the directors of CMKM Diamonds, Inc, ("CMKM"), a company whose common stock is registered under the Securities Exchange Act of I934 (the "1934 Act") and is trading on the over-the-counter market (quoted on the pink sheets).   This firm was appointed as auditors for CMKM on July 11, 2005 (announced in a Form 8-K filed by CMKM on July 15. 2005).

We received a letter from your counsel, Donald J. Stoecklein, Esq. of Stoecklein Law Group, dated July 28, 2005. That letter contains a number of misstatements and misunderstandings. It is our intention to resolve those matters in this letter and to provide you notification as required by Section 10A of the Securities Exchange Act of 1934, as amended (the "1934 Act").

First, and among the most important of all, is his statement that CMKM is not an "issuer” as defined by Sarbanes-Oxley and therefore is not subject to the provisions of that act or the SEC reporting requirements following the initial Form 15 filing on July 22, 2003. On February 17, 2005, CMKM filed an amendment to that Form 15 which stated very clearly:

This Amendment No, 1 to Form 15 is being filed to amend the Form 15 initially filed on July 22, 2003 (the "Original Filing"), with the Securities and Exchange Commission In order to revoke the Original Filing. As of the date of the Original Filing Casavant Mining Kimberlite International, Inc. had approximately 698 stockholders of record, thereby making the use of Form 15 inapplicable.

CMKM Diamonds, Inc.

July 28, 2005

The Original Filing is hereby superseded and revoked with respect to the information set forth in this Amendment No. 1. Casavant Mining Kimberlite International, Inc. will be required to submit filings under Section 12g of the Securities Exchange Act of 1934, as amended.

With the original Form 15 inapplicable, it is clear that CMKM was and remained an issuer for the purposes of Sarbanes-Oxley and the filing requirements of the 1934 Act notwithstanding the wrongful filing in 2003 of the Form 15. If Mr. Stoecklein will provide to us an unqualified legal opinion that CMKM was not an "issuer” as defined by Sarbanes-Oxley and was not subject to the reporting requirements of the 1934 Act after July 22, 2003, we will be pleased to review his opinion letter and consider it.

Secondly, we disagree with his understanding of our letter of July 27, 2005 and our engagement letter. We understand the word "termination" and we will account for the funds on deposit once our statutorily required services are completed as stated in our earlier response. Mr. Stoecklein's efforts to imply to the contrary are disingenuous.

As auditors, we are subject to a number of rules and regulations, including Section 10A of the 1934 Act. Under Section 10A(a)(1), in conducting our audit of CMKM, we are obligated to implement "procedures designed to provide reasonable assurance of detecting illegal acts that would have a direct and material effect on the determination of financial statements amounts." Should we detect or otherwise become aware of information indicating that an illegal act has or may have occurred (whether or not perceived to have a material effect on the financial statements of the issuer), we have an obligation to report the information to management and, if management does not take what we consider to be appropriate remedial action, we have an obligation to report the act to the audit committee. See Section 10A(b)(1) and (2) of the 1934 Act and the rules thereunder.

In performing our audit procedures, we have become aware of information relating to possible illegal acts, including (without limitation) the following:

We have received information relating to the possible improper personal use of corporate assets. Information we have uncovered indicates that Mr. Casavant may have caused CMKM to advance approximately $4 Million to the benefit of CMKXtreme, Inc. in the name of "promotion and advertising”. Based on the information provided to us, it caused us to question whether the use of the funds truly advanced the best interest of CMKM. Additionally, it appears that Mr. Casavant owns CMKXtreme, and that this may have been a related party transaction that may not have been presented to or approved by the Board of Directors of CMKM. We fully understand marketing issues raised by Mr. Stoecklein in his letter, but we are unaware how any such transactions benefited CMKM.

We have received information that indicates that CMKM may have made loans to its officers and directors in violation of the requirements of Section 402 of the Sarbanes-Oxley Act of 2002 (codified at §13(k) of the 1934 Act). Our information indicates that Mr. Casavant and others related to CMKM may have advanced themselves undetermined amount of money without adequate explanation or documentation. Mr. Stoecklein makes the argument that, because of the Form 15 that was improperly filed, CMKM was not subject to the requirements of the Sarbanes-Oxley act at the time in question.

 CMKM Diamonds, Inc.

July 28. 2005

It is our understanding that Form 15 was not available to CMKM at the time and therefore was ineffective to relieve CMKM of any obligations. As noted above, we are willing to review an unqualified opinion letter from Mr. Stoecklein on that point.

The CMKM books and records are, at this point and time, unauditable because they are incomplete, and the records that exist have been improperly maintained. The volume of transactions via wire transfer and cashiers checks render the banking records inadequate for obtaining competent evidential matter necessary to render an audit opinion letter, in Mr. Stoecklein's letter, he admits that CMKM was able to provide us less than 25% of the information that we requested at the commencement of the audit "despite everyone's best efforts." The unavailability of corporate records appears to be a violation of the 1934 Act, including Section 13(a)(2) of the 1934 Act (added in 1977). Mr. Stoecklein raises the disingenuous argument that if the records are unauditable, how can we be aware of any illegal acts. First of all, having records that are not auditable is itself an illegal act under Section 13(a)(2) and other provisions of the 1934 Act. Secondly, the other information set forth herein was obtained from the records that were available.

In addition to completing what appear to be related party transactions without proper authority to do so, it appears that CMKM management may also have failed to disclose related-party transactions as required under the 1934 Act. Among the possible related party transactions which we believe may have been inadequately disclosed are:

  Transactions with US Canadian Minerals, Inc.;

  The personal use of corporate assets discussed above;

  The loans to the officers and directors discussed above; and

  Significant monetary and stock transactions with individuals and entities who appear to be CMKM shareholders and/or prior officers and directors of the Company.

Mr. Stoecklein makes the argument that there was no need to disclose these related party transactions because (as a result of filing a Form 15 improperly in July 2003) CMKM was not subject to the reporting requirements of the 1934 Act and, therefore, not obligated to disclose related party transactions, While this is an interesting argument, that is not our understanding of the situation. Once again, however, we will review an unqualified legal opinion from Mr. Stoecklein to that effect.

We have notified management, including the president and chief executive officer, of our concerns, and we met with CMKM's counsel as management's representative on July 20, 2005 to discuss these matters. We received no information to alleviate our concerns, and in fact obtained further information that enhanced our concerns. In his letter, Mr. Stoecklein makes note of the fact that we were invited to a subsequent meeting at CMKM's offices and chose not to appear. That is correct, but we also asked CMKM to provide us a written response to our concerns. We believed that a written response was appropriate in the circumstances and would have been significantly more

CMKM Diamonds, Inc.

July 28, 2005

valuable than an oral response at a meeting. We believe that Mr. Stoecklein's letter constitutes a written response, and this letter is our response to Mr. Stoecklein's letter.

In accordance with the requirements of Section 10A(b)(A) of the 1934 Act, we hereby advise you that the actions we have identified (including those set forth above) may have a material adverse impact on CMKM's financial statements for at least the following reasons, although we are not able to quantify the amounts at the present time:

  The related party transactions may or may not be recoverable assets on CMKM's balance sheet and, to the extent they are not recoverable, the  reserve for recoverability will impact CMKM's statement of operations and other financial statements;

  The apparent loans to officers and directors may or may not be recoverable assets on CMKM's balance sheet and, to the extent they are not recoverable, the reserve for recoverability will impact CMKM's statement of operations and other financial statements;

  We do not have sufficient information to determine whether the apparent improper use of corporate assets should be classified as an expense or an asset;

  The apparent violations of the securities laws described above may result in SEC enforcement action against CMKM which could result in a significant expenditure of corporate assets in defense, and may result in fines, penalties, and damages;

  The apparent violations may result in civil litigation or criminal enforcement, which may also result in fines, penalties, and damages.

We are unable to quantify the amounts involved because we have not been provided sufficient information to do so, and because CMKM's books and records are, in their current state, inadequate and unauditable.

You should consider this letter to be a report under Section 10A(b)(2) of the 1934 Act.

Your receipt of this letter requires that you consider the requirements of Section 10A(b)(3) of the 1934 Act. For your convenience, Section 10A(b)(3) provides as follows:

Notice to commission; response to failure to notify, - An issuer whose board of directors receives a report under paragraph (2) shall inform the Commission by notice not later than 1 business day after the receipt of such report and shall furnish the registered public accounting firm making such report with a copy of the notice furnished to the Commission."

CMKM Diamonds, Inc.

July 28, 2005

Section 10A(b)(3) (b) further states that "If the registered public accounting firm falls to receive a copy of the notice before the expiration of the required 1-business day period, the registered public accounting firm shall;

  Resign from the engagement; or

  Furnish to the Commission a copy of its report (or the documentation of any oral report given) not later than one business day following such failure to receive notice."

 We would also point out the requirements of Form 8-K - that CMKM is obligated to file, within four business days of our dismissal, a Form 8-K responding to the Information in item 304 of Regulation SB. We were dismissed on Friday, July 22. The Form 8-K was due to be filed with the SEC not later than 5:00 pm Washington time today - and it has not been filed. Consequently CMKM is delinquent in its reporting obligations and, therefore, appears to have committed further acts in violation of the 1934 Act.

Should CMKM determine to file a Form 8-K, this letter should be attached thereto unless CMKM can provide an acceptable explanation to any of the issues raised and the requested legal opinion on the effect of an improperly filed Form 15. In your response to item 304 of Regulation SB, we point out:

Item 304(a)(1)(iv): We believe that there are disagreements of the sort that need to be mentioned in response to this item, as set forth in the foregoing.

We also point out to you that' Section 10A(b)(3) has a one business day requirement for notification to the Commission. Please let us know if you have any questions regarding the foregoing.

Sincerely,

/s/ Beckstead and Watts, LLP

Beckstead and Watts, LLP

co:	Donald J. Stoecklein, Esq.